Exhibit 99.1
[IGM.COM LETTERHEAD]

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Elizabeth Drucker
Director, Investor Relations
and Corporate Communications
IGN Entertainment, Inc.
415-508-2622 / edrucker@ign.com

IGN Completes $2.0 Million Private Placement

San Francisco, CA, June 21, 2002—IGN Entertainment (Nasdaq: IGNX)—home to IGN.com, the web’s largest information and entertainment destination for gamers – today announced that it has completed a $2.0 million private placement of common stock, issuing 285,715 shares of common stock at a purchase price of $7.00 per share. The transaction included both new and existing institutional investors and was led by MicroCapital LLC.

In connection with the private placement, IGN also issued warrants to purchase up to a total of 85,715 shares of common stock to the investors. These warrants have an exercise price of $9.00 per share and a five-year term. IGN expects to use the net proceeds from the offering for working capital and general corporate purposes.

IGN has agreed to file a registration statement covering the resale of the shares issued and the shares issuable under the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

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